Exhibit 99.1

April 15, 2016

Liberty Media Completes Recapitalization into Three Tracking Stocks

Today Liberty Media Corporation (“Liberty”) (Nasdaq: LMCA, LMCB, LMCK) completed a previously announced transaction whereby it recapitalized its existing common stock into three new tracking stocks: the Liberty Braves common Stock, the Liberty Media common Stock and the Liberty SiriusXM common Stock (the “recapitalization”). In the recapitalization, each issued and outstanding share of Liberty’s existing common stock was reclassified and exchanged for (a) 1 share of the corresponding series of Liberty SiriusXM common stock, (b) 0.1 of a share of the corresponding series of Liberty Braves common stock and (c) 0.25 of a share of the corresponding series of Liberty Media common stock.

Liberty anticipates that the newly issued shares will commence trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016 under the following symbols:

Nasdaq Global Select Market
Tracking Stock	Symbol
Series A Liberty SiriusXM common stock	LSXMA
Series B Liberty SiriusXM common stock	LSXMB
Series C Liberty SiriusXM common stock	LSXMK
Series A Liberty Media common stock	LMCA
Series C Liberty Media common stock	LMCK
Series A Liberty Braves common stock	BATRA
Series C Liberty Braves common stock	BATRK
OTC Markets
Tracking Stock	Symbol
Series B Liberty Media common stock	LMCB
Series B Liberty Braves common stock	BATRB

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty Braves Group, the Liberty Media Group and the Liberty SiriusXM Group. The businesses and assets attributed to the Liberty SiriusXM Group include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty Braves Group and Liberty SiriusXM Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Forward-Looking Statements

 This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the commencement of quotation of the new LMCB and BATRB. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation